                                                              EXHIBIT 99.(15)(j)

                             EATON VANCE GROWTH TRUST

                            FORM OF DISTRIBUTION PLAN

                                  ON BEHALF OF

                         EV CLASSIC INFORMATION AGE FUND


         WHEREAS, Eaton Vance Growth Trust (the "Trust") engages in business as an open-end investment company with multiple series and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust desires to adopt a separate Distribution Plan on behalf of its series, EV Classic Information Age Fund (the "Fund"), pursuant to which the Fund will make payments in connection with the distribution of shares of the Fund;

         WHEREAS, the Trust employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of shares of the Fund, but does not intend to remunerate the Principal Underwriter unless and until the Principal Underwriter sells shares of the Fund;

         WHEREAS, the Fund will pay the Principal Underwriter sales commissions and distribution fees only in connection with the sale of shares of the Fund;

         WHEREAS, the Fund intends to pay service fees as contemplated in subsections (b) and (d) of Section 26 of Article III of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD Rules"); and

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders.

         NOW, THEREFORE, the Trust hereby adopts this Distribution Plan (this "Plan") on behalf of the Fund in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

         1. The Fund will pay sales commissions and distribution fees to the Principal Underwriter only after and as a result of the sales of shares of the Fund. The Principal Underwriter will provide the Fund with such distribution services and facilities as the Trust may from time to time consider necessary to accomplish the sale of shares of the Fund. It is understood that the Principal Underwriter may pay such sales commissions and make such other payments to Authorized Firms and other persons as it considers appropriate to encourage distribution of such shares.

         2. On each sale of Fund shares (excluding reinvestment of dividends and distributions), the Fund shall pay the Principal Underwriter a sales commission in an amount not exceeding 6.25% of the price received by the Fund therefor, such payment to be made in the manner set forth and subject to the terms of this Plan. The amount of the sales commission shall be established from time to time by vote or other action of a majority of (i) those Trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees") and (ii) all of the Trustees then in office. The Fund shall also pay the Principal Underwriter a separate distribution fee (calculated in accordance with Section 3), such payment to be made in the manner set forth and subject to the terms of this Plan.

         3. The sales commissions and distribution fees referred to in Section 2 shall be accrued and paid by the Fund in the following manner. The Fund shall accrue daily an amount calculated at the rate of .75% per annum of the daily net assets of the Fund, which net assets shall be computed in accordance with the governing documents of the Trust and applicable votes and determinations of the Trustees of the Trust. The daily amounts so accrued throughout the month shall be paid to the Principal Underwriter on the last day of each month. The amount of such daily accrual, as so calculated, shall first be applied and charged to all unpaid sales commissions, and the balance, if any, shall then be applied and charged to all unpaid distribution fees. No amount shall be accrued with respect to any day on which there exist no outstanding uncovered distribution charges of the Principal Underwriter. The amount of such uncovered distribution charges shall be calculated daily. For purposes of this calculation, distribution charges of the Principal Underwriter shall include (a) the aggregate of all sales commissions which the Principal Underwriter has been paid pursuant to this
Section 3 plus all sales commissions which it is entitled to be paid pursuant to
Section 2 since inception of this Plan through and including the day next preceding the date of calculation, and (b) an amount equal to the aggregate of all distribution fees referred to below which the Principal Underwriter has been paid pursuant to this Section 3 plus all such fees which it is entitled to be paid pursuant to Section 2 since inception of this Plan through and including the day next preceding the date of calculation. From this sum (distribution charges) there shall be subtracted (i) the aggregate amount paid or payable to the Principal Underwriter pursuant to this Section 3 since inception of this Plan through and including the day next preceding the date of calculation and
(ii) the aggregate amount of all contingent deferred sales charges paid or payable to the Principal Underwriter since inception of this Plan through and including the day next preceding the date of calculation. If the result of such subtraction is a positive amount, a distribution fee [computed at the rate of 1% per annum above the prime rate (being the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) then being reported in the Eastern Edition of The Wall Street Journal or if such prime rate is not so reported such other rate as may be designated from time to time by vote or other action of a majority of (i) the Rule 12b-1 Trustees and (ii) all of the Trustees then in office] shall be computed on such amount and added to such amount, with the resulting sum constituting the amount of outstanding uncovered distribution charges of the Principal Underwriter with respect to such day for all purposes of this Plan. If the result of such subtraction is a negative amount, there shall exist no outstanding uncovered distribution charges of the Principal Underwriter with respect to such day and no amount shall be accrued or paid to the Principal Underwriter with respect to such day. The aggregate amounts accrued and paid pursuant to this Section 3 during any fiscal year of the Fund shall not exceed .75% of the average daily net assets of the Fund for such year.

         4. The Principal Underwriter shall be entitled to receive all contingent deferred sales charges paid or payable with respect to any day on which there exist outstanding uncovered distribution charges of the Principal Underwriter. The Fund shall be entitled to receive all remaining contingent deferred sales charges paid or payable by shareholders with respect to any day on which there exist no outstanding uncovered distribution charges of the Principal Underwriter, provided that no such sales charge which would cause the Fund to exceed the maximum applicable cap imposed thereon by paragraph (2) of subsection (d) of Section 26 of Article III of the NASD Rules shall be imposed.

         5. The Fund may make payments of service fees to the Principal Underwriter, Authorized Firms and other persons. The aggregate of such payments during any fiscal year of the Fund shall not exceed .25% of the Fund's average daily net assets for such year. Appropriate adjustment of service fee payments shall be made whenever necessary to ensure that no such payment shall cause the Fund to exceed the applicable maximum cap imposed thereon by paragraph (5) of subsection (d) of Section 26 of Article III of the NASD Rules.

         6. This Plan shall not take effect until after it has been approved by both a majority of (i) the Rule 12b-1 Trustees and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         7. Any agreements between the Trust on behalf of the Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for Trustee approval of this Plan in Section 6.

         8. This Plan shall continue in effect through and including April 28, 1996, and shall continue in effect indefinitely thereafter, but only for so long as such continuance after April 28, 1996 is specifically approved at least annually in the manner provided for Trustee approval of this Plan in Section 6.

         9. The persons authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement made on behalf of the Fund shall be the President or any Vice President of the Trust. Such persons shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         10. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund. The Principal Underwriter shall also be entitled to receive all contingent deferred sales charges paid or payable with respect to any day subsequent to termination of this Plan on which there exist outstanding uncovered distribution charges of the Principal Underwriter.

         11. This Plan may not be amended to increase materially the payments to be made by the Fund as provided in Sections 2, 3 and 5 unless such amendment is approved by a vote of at least a majority of the outstanding voting securities of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for Trustee approval of this Plan in Section 6.

         12. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

         13. The Trust shall preserve copies of this Plan and any related agreements made by the Trust on behalf of the Fund and all reports made pursuant to Section 9, for a period of not less than six years from the date of this Plan, or of the agreements or of such report, as the case may be, the first two years in an easily accessible place.

         14. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Fund pursuant to this Plan shall be limited in all cases to the assets of the Fund and no person shall seek satisfaction thereof from the shareholders of the Trust, officers or Trustees of the Trust or any other series of the Trust.

         15. This Plan shall, prior to the initial accrual or payment of any amount hereunder, be approved by a vote of at least a majority of the outstanding voting securities of the Fund.

         16. When used in this Plan, the term "service fees" shall have the same meaning as such term has in subsections (b) and (d) of Section 26 of Article III of the NASD Rules. When used in this Plan, the term "vote of a majority of the outstanding voting securities of the Fund" shall mean the vote of the lesser of
(a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

         17. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.



                            ADOPTED NOVEMBER 10, 1995

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